Exhibit 4.6

SILVERGATE CAPITAL CORPORATION

INVESTORS’ RIGHTS AGREEMENT

Sept, 7, 2011

INVESTORS’ RIGHTS AGREEMENT

FOR

SILVERGATE CAPITAL CORPORATION

    INVESTORS’ RIGHTS AGREEMENT dated as of Sept, 7, 2011, among SILVERGATE CAPITAL CORPORATION, a Maryland corporation (the “Company”), and the Investors listed on Annex A hereto who have executed signature pages for this Agreement (each, an “Investor” and collectively, the “Investors”).

    WHEREAS, the Investors and the Company have entered into certain Common Stock Purchase Agreements and/or subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”);

    WHEREAS, as a result of the transactions contemplated in the Subscription Agreements, the Investors will be the record or beneficial holders of the Registrable Securities (as defined below); and

    WHEREAS, in order to induce each Investor to enter into a Subscription Agreement, the Company has agreed to grant to the Investors the rights set forth below.

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

    As used in this Agreement, the following defined terms shall have the following meanings:

    “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, as in effect on the date hereof, but shall be deemed not to include the Company and its subsidiaries.

    “Agreement” means this Investors’ Rights Agreement, as amended, supplemented or otherwise modified from time to time.

    “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the States of New York or California or the United States of America.

    “Commission” means the United States Securities and Exchange Commission.

    “Common Stock” means the Company’s common stock, $0.01 par value per share, and includes its Class A Common Stock (“Class A Shares”) and Class B Non-Voting Common Stock (“Class B Shares”).

    “Company” has the meaning set forth in the preamble hereto, and also includes (a) the Company’s successors and permitted assigns, and (b) with respect to Section 4 the Company’s wholly-owned subsidiary, Silvergate Bank .

    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

    “GAAP” means United States generally accepted accounting principles.

    “Initial Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale to the public of Common Stock for the account of the Company or shareholders of the Company after which there is an active trading market in such shares of Common Stock (it being understood that an active trading market shall be deemed to exist if the shares of Common Stock are listed on a national securities exchange).

    “Investor” and “Investors” have the meaning set forth in the preamble hereto and also includes each Investor’s successors and permitted assigns.

    “Person” means any individual, firm, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

    “Prospectus” means the prospectus included in the Registration Statement, including, without limitation, any preliminary prospectus, and any such prospectus as supplemented by any prospectus supplement with respect to the terms of the offering of any of the Registrable Securities, and by all other amendments and supplements to such prospectus, and in each case including, without limitation, all documents incorporated by reference therein or otherwise constituting a prospectus with respect to the Registrable Securities to which the Registration Statement relates.

    “register,” “registered,” and “registration” refer to a registration of Registrable Securities effected by preparing and filing a Registration Statement under the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement.

    “Registrable Securities” means any and all of the shares of Common Stock issued and sold to the Investors pursuant to the Subscription Agreements and any securities issuable or issued or distributed in respect of any of such shares of Common Stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise; provided however, that securities cease to be Registrable Securities when they are no longer Restricted Securities.

“Registration Expenses” means any and all out-of-pocket expenses incident to performance of or compliance with this Agreement, including, without limitation, (i) all Commission, Financial Industry Regulatory Authority and securities exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or “blue sky” laws (including, without limitation, fees and disbursements of counsel for any underwriters in connection with “blue sky” qualifications of the Registrable Securities), (iii) all processing, printing, copying, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange, (v) all fees and disbursements of counsel for the Company and of its independent public accountants, and of one law firm for all Investors, and (vi) the fees and expenses of any special experts retained by the Company in connection with a registration under this Agreement, but excluding Selling Expenses.

    “Registration Statement” means a registration statement filed under the Securities Act providing for the registration of, and the sale by the holders of, any Registrable Securities, filed by the Company pursuant to the provisions of Section 2 of this Agreement, including, without limitation, any amendments and supplements to such Registration Statement, including, without limitation, post-effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement.

    “Restricted Security” means any security or share of Common Stock, including, without limitation, securities or shares of Common Stock issuable upon conversion thereof, except any such security or share of Common Stock which (i) has been effectively registered under the Securities Act and sold in a manner contemplated by the applicable Registration Statement, (ii) has been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or (iii) has had its registration rights terminated pursuant to Section 9.1.

    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    “Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes, if any, applicable to the sale of Registrable Securities by any Investor, and all fees and disbursements of counsel for such Investor not included in the definition herein of Registration Expenses.

    “Subscription Agreement” and “Subscription Agreements” have the meaning set forth in the recitals hereto.

    “Underwriter” means any underwriter of Registrable Securities in connection with an offering thereof under a Registration Statement.

SECTION 2

REGISTRATION RIGHTS

2.1    Requested Registration.

(a)     Subject to the conditions set forth in this Section 2.1, if the Company shall receive at any time after six (6) months after the effective date of the Initial Public Offering a written request from Investors holding Registrable Securities (for purposes of this Section 2.1, “Holders”) holding at least fifty percent (50%) or more of the Registrable Securities then outstanding (for purposes of this Section 2.1, the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all holders and, subject to the limitations of this Section 2.1, use its reasonable best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

(b)     If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1, and the Company shall include such information in the written notice referred to in Section 2.1(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by those Initiating Holders holding a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(1)     in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(2)     if the Company has previously effected a registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective; or

(3)     during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(4)     if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board of Directors stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided, that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

2.2    Company Registration. If, but without any obligation to do so, the Company proposes to register, including, without limitation, in connection with the Initial Public Offering,

any shares of Common Stock or other securities issued by it on behalf of itself or any other shareholders of the Company (“Other Securities”) for public sale under the Securities Act (whether proposed to be offered for sale by the Company or by any other Person) on a form which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give prompt written notice to the Investors of its intention to do so, which notice the Investors shall keep confidential, and upon the written request of any Investor delivered to the Company within twenty (20) Business Days after the giving of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Investor) the Company will use its commercially reasonable efforts to effect the registration of all Registrable Securities which the Company has been so requested to register by any such Investor; provided, that:

(a)     if, at any time after giving such written notice of its intention to register any Other Securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register the Other Securities, the Company may, at its election, give written notice of such determination to the Investors who have submitted a written request pursuant to this Section 2.1 and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities (but not from its obligation to pay Registration Expenses other than Selling Expenses to the extent incurred in connection therewith as provided in Section 2.2);

(b)     the Company will not be required to effect any registration of Registrable Securities requested to be registered pursuant to this Section 2.1 if the Company shall have been advised by the lead underwriter in connection with the public offering of the Other Securities that the registration of such Registrable Securities at that time would jeopardize the success of the offering of the Other Securities; provided however, that if an offering of some but not all of the shares requested to be registered pursuant to this Section 2.1 would not jeopardize the success of the offering of the Other Securities by the Company, the aggregate number of shares requested to be included in such offering by the Investors submitting a request pursuant to this Section 2.1 shall be reduced accordingly with such shares being allocated among such Investors and any Permitted Transferee(s) (as hereinafter defined) in proportion (as nearly as practicable and rounded to the nearest 100 shares) to the number of Registrable Securities owned by such Investors and Permitted Transferee(s); further provided, however, that, notwithstanding the foregoing, in no event shall the number of Registrable Securities to be included in such offering on behalf of the Investors submitting a request pursuant to this Section 2.1 be reduced to less than 30% of the shares of Common Stock requested to be registered purchased by such Investors; and

(c)     the Company shall not be required to effect any registration of Registrable Securities under this Section 2 incidental to the registration of any of its securities (i) on Form S-8 or any successor form to such Form or in connection with any employee or director welfare, benefit or compensation plan, (ii) on Form S-4 or any successor form to such Form or in connection with an exchange offer, (iii) in connection with a rights offering exclusively to existing holders of Common Stock, (iv) in connection with an offering solely to employees of the

Company or its subsidiaries, or (v) relating to a transaction pursuant to Rule 145 of the Securities Act.

2.3    Registration Expenses. The Company shall pay all (and will promptly reimburse to any Investor submitting a request pursuant to Section 2.1 to the extent it has borne any) Registration Expenses with respect to any registration of Registrable Securities pursuant to this Section 3, regardless of whether the Registration Statement filed in connection with such registration becomes effective. Each Investor shall be solely liable for the payment of any Selling Expenses applicable to the sale of Registrable Securities by such Investor.

SECTION 3

REGISTRATION PROCEDURES

3.1    Registration and Qualification. If and whenever the Company is required to use its commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2, the Company will, as promptly as is practicable, as applicable:

(a)    prepare, file and use its commercially reasonable efforts to cause to become effective a Registration Statement under the Securities Act regarding the Registrable Securities to be offered;

(b)    prepare and file with the Commission such amendments and supplements to such Registration Statement and Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the Investors set forth in such Registration Statement;

(c)    furnish to applicable Investors and to any underwriter of such Registrable Securities such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including, without limitation, all exhibits), such number of copies of the Prospectus included in such Registration Statement (including, without limitation, each preliminary prospectus and any summary prospectus), such documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as such Investors or such underwriter may reasonably request in order to facilitate its disposition of the Registrable Securities;

(d)    use its commercially reasonable efforts to register or qualify all Registrable Securities covered by such Registration Statement under such other securities or “blue sky” laws of such jurisdictions as the applicable Investors or any underwriter of such Registrable Securities shall reasonably request, and do any and all other acts and things which may be reasonably requested by such Investors or any underwriter to consummate the disposition in such jurisdictions of the Registrable Securities covered by such Registration Statement, except the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any jurisdiction where it is not then subject to taxation, or to consent to general service of process in any jurisdiction where it is not then subject to service of process;

(e)    use its commercially reasonable efforts to cause the Registrable Securities covered by such Registration Statement to be listed on each national securities exchange on which the Common Stock is then listed, if the listing of such securities is then permitted under the rules of such exchange, or, in the case of an Initial Public Offering, the New York Stock Exchange, the Nasdaq Stock Market or an equivalent exchange, and, without limiting the generality of the foregoing, use its commercially reasonable efforts to engage necessary specialists or market makers, as applicable;

(f)    in connection with any underwritten offering, use its commercially reasonable efforts to (i) cause to be furnished to the underwriters an opinion of counsel for the Company dated the date of the closing under the underwriting agreement, (ii) cause to be furnished to the underwriters a “comfort letter” signed by the independent public accountants who have certified the Company’s financial statements included in such Registration Statement; and (iii) indemnify the Investors and their Affiliates in relation to substantially the same matters and on substantially the same terms and conditions as is customary for underwriters in underwritten public offerings of securities to be indemnified for and such other matters as the applicable Investors may reasonably request;

(g)    promptly notify the applicable Investors, at any time when a Prospectus relating to a registration pursuant to Section 2 hereof is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of such Investors prepare and furnish to the them as many copies of a supplement to or an amendment of such Prospectus as they reasonably request so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(h)    promptly notify the applicable Investors of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement filed pursuant to Section 2 hereof or the initiation of any proceedings for that purpose and take every commercially reasonable effort to obtain the withdrawal of any such stop order.

(i)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2 and 3 of this Agreement that the Investors shall furnish to the Company such information regarding the Investors, the Registrable Securities and the proposed method of distribution of the Registrable Securities as the Company may from time to time reasonably request in writing or as shall be required by law or by the Commission in connection with any registration, and the Investors shall promptly notify the Company of the distribution of such securities.

3.2     Underwriting.

(a)     If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested hereunder, the Company will enter into and perform its obligations under an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Section 6 hereof. The applicable Investors shall, if requested by such underwriters, be party to any such underwriting agreement and shall make representations and warranties and covenants customary for selling shareholders therein. Notwithstanding the foregoing, an Investor may elect, in writing prior to the effective date of the Registration Statement filed in connection with such registration, not to register such Registrable Securities in connection with such registration.

(b)     In the event that any registration pursuant to Section 2 hereof shall involve, in whole or in part, an underwritten offering, the Company may require Registrable Securities requested to be registered pursuant to Section 2 to be included in such underwriting on the same terms and conditions as shall be applicable to the Other Securities being sold through underwriters under such registration. In such case, the holders of Registrable Securities on whose behalf Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement. Such agreement shall contain such representations and warranties and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Section 6.

3.3     Qualification for Rule 144 Sales. Following the Initial Public Offering, the Company shall use its commercially reasonable efforts to take such measures and file such information, documents and reports as shall be required by the Commission as a condition to the availability of Rule 144 under the Securities Act so as to enable the Investors to sell Registrable Securities without registration under the Securities Act and, upon the written request of any Investor, the Company will promptly deliver to such Investor a written statement as to whether it has complied with such filing requirements. In connection with any sale, transfer or other disposition by any Investor of any Registrable Securities pursuant to Rule 144 under the Securities Act, upon delivery to the Company of an opinion of legal counsel that (to the Company’s reasonable satisfaction) is knowledgeable in securities laws matters to the effect that such disposition of Registrable Securities may be effected without registration under the Securities Act, the Company shall reasonably cooperate with such Investor to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any Securities Act legend, and enable certificates for such Registrable Securities to be for such number of shares and registered in such names as such Investor may reasonably request at least five (5) Business Days prior to any sale of Registrable Securities hereunder.

3.4     “Market Stand Off” Agreement. Each Investor hereby agrees that it will not, without the prior written consent of the applicable managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Public Offering or other registration by the Company of shares of Common Stock or any other equity securities under the

Securities Act, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days, provided that if during the last seventeen (17) days of such period the Company issues an earnings or other public release or, prior to the expiration of such period, the Company proposes to release an earnings or other public release of material information within fifteen (15) days of the last day of such period, then in each such case such period may be extended upon the request of the managing underwriter for an additional period of up to eighteen (18) days from the date of the issuance of such earnings or other public release) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock originally purchased by the Investor pursuant to a Subscription Agreement (the “Original Securities”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Original Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Original Securities or other securities, in cash, or otherwise. The foregoing provisions of this Section 3.4 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Investors only if all executive officers and directors of the Company are subject to at least the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 3.4 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.4 or that are necessary to give further effect thereto. For the avoidance of doubt, in no event shall the Investors or any Affiliate of the Investors be restricted from selling or otherwise disposing of any securities of the Company other than the Original Securities by the terms hereof.

3.5    Preparation; Reasonable Investigation. In connection with the preparation and filing of each Registration Statement registering the Investors’ Registrable Securities under the Securities Act, the Company will give such Investors and the underwriters, if any, and their respective counsel and accountants, drafts of such Registration Statement for their review and comment prior to filing and such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Investors and underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

SECTION 4

INFORMATION RIGHTS

4.1    Delivery of Financial Statements. The Company shall deliver to the Investors:

(a)    as soon as practicable, but in any event within ninety days (90) after the end of each fiscal year of the Company, a balance sheet as of the last day of such year and an income statement and a statement of stockholders’ equity and cash flows for such year, prepared in accordance with GAAP consistently applied, and audited and certified by independent public accountants selected by the Company;

(b)     as soon as practicable, but in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement and an unaudited balance sheet as of the end of such fiscal quarter, in such form as the Company normally produces for internal use, and prepared in accordance with GAAP consistently applied (except that such financial statements may (i) be subject to year-end audit adjustments that are not, individually or in the aggregate, material and (ii) not contain notes thereto that may be required in accordance with GAAP);

(c)     with respect to the financial statements called for in subsections (a) and (b) of this Section 4.1, an instrument signed by the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with the Company’s prior practice for earlier periods (in the case of Section 4.1 (b), with the exception of footnotes that may be required by GAAP) and fairly present in all material respects the financial condition of the Company and its results of operation for the periods specified therein, subject to year end audit adjustment that are not, individually or in the aggregate, material (in the case of Section 4.1(b) only); and

(d)     such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Company provides to all other stockholders and such further information as an Investor may reasonably request from time to time.

4.2     Inspection. The Company shall permit each Investor to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4.2 to provide access to any information the disclosure of which would adversely affect the attorney-client privilege between the Company and its legal counsel.

4.3     Confidentiality. Each Investor hereby agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company to the extent such information specifically relates to the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless (a) such information is already in its possession prior to its being furnished to the Investor by or on behalf of the Company; (b) such information has become generally available to the public other than as a result of a disclosure by the Investor or its Affiliates by any means; or (c) such information has become available to the Investor on a non-confidential basis from a source other than the Company or on behalf of the Company, provided, however, that the Investor is not aware that such source is not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of secrecy or confidentiality to, the Company; provided, however, that an Investor may disclose confidential information (i) to its Affiliates and its and its Affiliates’ respective directors, officers, general partners, members, employees, contractors, agents, advisors (including financial advisors and legal counsel) that need to know such information to the extent necessary to monitor such Investor’s investment in the Company provided that such persons are subject to customary confidentiality agreements with the Investor with respect thereto; or (ii) as may otherwise be required by law or legal process; provided further that such Investor promptly notifies the Company of any such disclosure required by law or legal process and takes commercially reasonable steps to minimize the extent of any such required disclosure; and provided further that an Investor may disclose to its limited partners high-level summaries of Financial Statements received pursuant to Section 4.1 hereof to the extent required by the applicable partnership agreement and provided that the limited partners are subject to customary confidentiality agreements with the Investor with respect thereto.

4.4     Termination of Information Covenants. The covenants set forth in Section 4.1 and Section 4.2 shall terminate and be of no further force or effect upon the consummation of the Initial Public Offering or when the Company first becomes subject to the periodic reporting requirements of Section 13(a) or 15(d) of the Exchange Act, whichever event occurs first.

4.5     Provision of Information by Investors. Each Investor hereby agrees to promptly provide to the Company such information and materials as the Company may reasonably request in connection with any notices or applications of the Company or any of its subsidiaries to or with applicable banking or other regulators in order to respond to any informational requests or requirements of such regulators or applicable law.

SECTION 5

TRANSFER AND OTHER RESTRICTIONS

5.1    Restrictions on Transfer.

(a) Each Investor agrees not to make any disposition of all or any portion of the Common Stock other than:

(i)    to an Affiliate that agrees in writing to be bound by the provisions of the Subscription Agreement and this Agreement;

(ii)    to a transferee that agrees in writing to be bound by the provisions of the Subscription Agreement and this Agreement;

(iii)     to a transferee in a widely distributed public offering pursuant to an effective registration statement under the Securities Act or Offering, in a transaction not requiring registration under the Securities Act;

(iv)    by (A) a partnership to its partners or retired partners in accordance with their partnership interest, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (D) an investment or venture capital fund to an affiliated investment or venture capital fund or (E) to the Investor’s family member or trust for the benefit of an individual Investor, provided in each case that the transfer complies with applicable securities laws.

1.1.1    (b) At any time prior to the Initial Public Offering or the Company otherwise becoming subject to the periodic reporting obligations of Section 13(a) or Section 15(d) of the Exchange Act, the Company may refuse to register any proposed transfer of shares of Common Stock if, as a result of such transfer, the Company’s Common Stock would be held of record (within the meaning of Rule 12g5-1 under the Exchange Act or any successor thereto) by more than 450 holders.

5.2     Legends. Each certificate representing shares of Common Stock shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS PURSUANT TO AN INVESTORS’ RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH TRANSFER RESTRICTIONS ARE BINDING UPON THE TRANSFEREE OF THESE SHARES.

5.3     Unlegended Certificates. The Company shall be obligated to reissue certificates not bearing the first paragraph of the legend set forth above at the request of any holder thereof if the holder shall have obtained (i) an opinion of counsel (in form and substance and from counsel reasonably satisfactory to the Company) at such Investor’s expense to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend, and (ii) delivered such securities to the Company or its transfer agent.

5.4     Prohibited Transfers. The Company may refuse to register any proposed disposition of Common Stock that is not in accordance with the foregoing transfer restrictions, and any purported transfer in violation of these restrictions shall be null and void. In determining whether to register an attempted transfer, the Company may reasonably require such supporting documents and instruments, including agreements, certificates, representations and warranties and opinions of counsel, as it may request in its absolute discretion to establish compliance with this Section 5.

5.5     Ownership Limitation. Each Investor agrees that it will not, without any required regulatory approval, acquire additional securities of the Company such that, upon consummation of such additional securities, and conversion, exercise or exchange of any securities hereafter acquired by subscriber for voting securities of the Company, would result in the Investor and its Affiliates having beneficial ownership greater than 9.9% of any class of the Company’s voting securities then outstanding.

SECTION 6

INDEMNIFICATION AND CONTRIBUTION

6.1    Indemnification and Contribution. Upon the registration of the Registrable Securities pursuant to Section 2 hereof:

(a)    Indemnification by the Company. The Company shall indemnify and hold harmless each Investor and each of its officers and directors and each Person who controls such Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such person being sometimes referred to as an “Indemnified Person”) against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are to be registered under the Securities Act, or any Prospectus contained therein or furnished by the Company to any Indemnified Person, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company hereby agrees to reimburse such Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided however, that the Company shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person expressly for use therein.

(b)     Indemnification by the Investors. Each Investor agrees, upon exercise of its registration rights pursuant to Section 2, to (i) indemnify and hold harmless the Company, its directors, officers who sign any Registration Statement and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use therein, and (ii) reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)     Notices of Claims, Etc. Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 6, promptly notify such indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section 6, except to the extent that the indemnifying party is materially prejudiced by the indemnified party’s failure to give such notice. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party under this Section 6 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party, together with all the other indemnified parties that may be represented without conflict by one legal counsel, shall have the right to retain one separate legal counsel, whose fees and expenses shall be paid by the indemnifying party, if representation of such indemnified party by the legal counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party or any other party represented by such counsel in such proceeding. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party. No indemnified party may effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnifying party is an actual or potential party to such action or claim) without the prior written consent of the indemnifying party.

(d)    Contribution. If the indemnification provided for in this Section 6 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent such fees or expenses were incurred prior to an indemnifying party’s election to assume the defense of such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)    Notwithstanding any other provision of this Section 6, in no event will an Investor be required to undertake liability to any Person or Persons under this Section 6 for any amounts in the aggregate in excess of the dollar amount of the proceeds to be received by such Investor from the sale of such Investor’s Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) pursuant to any Registration Statement under which such Registrable Securities are to be registered under the Securities Act.

(f)    The obligations of the Company under this Section 6 shall be in addition to any liability that the Company may otherwise have to any Indemnified Person and the obligations of the Company and the Investors under this Section 6 shall be in addition to any liability that such Persons may otherwise have to the Company. The remedies provided in this Section 6 are not exclusive and shall not limit any rights or remedies that may otherwise be available to a party at law or in equity.

SECTION 7

PREEMPTIVE RIGHTS

7.1     Right to Purchase New Securities. The Company hereby grants to each Investor the right to purchase any or all of such Investor’s Preemptive Share Percentage (as defined below) of all New Securities (as defined below) that the Company may, from time to time, propose to issue and sell at the cash price and on the terms on which the Company proposes to sell such New Securities. An Investor’s “Preemptive Share Percentage” shall be equal to a fraction (A) the numerator of which is the number of shares of Common Stock held by such Investor on the date of the Company’s written notice pursuant to Section 7.3 and (B) the denominator of which is the aggregate number of shares of Common Stock outstanding on such date.

7.2     New Securities. “New Securities” shall mean any shares of Common Stock and rights, options or warrants to purchase Common Stock that are sold by the Company for cash; provided, however, that the term New Securities shall not include (i) securities issued as part of compensatory arrangements to employees, consultants or directors of the Company or any of its subsidiaries whether or not pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other equity compensation agreement; (ii) securities issued pro rata to existing security holders pursuant to any stock dividend, stock split, combination or other reclassification by the Company of any of its capital stock; (iii) securities issued in connection with transactions that are primarily debt financing transactions to which the Company and an unaffiliated third party may be a party and which are approved by the Board, including securities issued pursuant to the exercise of warrants, rights, options or other securities issued in connection therewith; (iv) securities issued as part of the sale of the Company, or in connection with the acquisition of another Person or any assets thereof by merger, purchase or otherwise; (v) securities issued pursuant to the fulfillment of commitments made in the Subscription Agreements; or (vi) securities issued upon the conversion, exchange or exercise of any securities that may be issued by the Company that provide for the conversion or exchange into or exercise for any other securities, where the Investors were granted preemptive rights pursuant to this Section 7 in connection with the initial issuance of such convertible, exchangeable or exercisable security.

7.3     Required Notices. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, the cash price, the number and type of New Securities and the general terms upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days from the date of receipt of any such notice to agree to purchase any or all of such Investor’s (a) Optional Investment, or (b) Preemptive Share Percentage of such New Securities, as may be applicable, for the Issue Price in the case of (a), and in the case of (b) at the price and upon the general terms specified in the Company’s notice, by the Investor giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

7.4     Company’s Right to Sell. In the event any Investor fails to exercise its right within such twenty (20) day period to acquire its full Preemptive Share Percentage of the New Securities offered, the Company shall have sixty (60) days to sell or enter into an agreement to sell (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of such agreement) all such New Securities for which the Investors’ preemptive rights were not exercised, at a price and upon terms not more favorable in any material respect to the purchasers thereof than specified in the Company’s notice delivered pursuant to Section 7.3. In the event the Company has not sold within such sixty (60) day period or entered into any agreement to sell all such New Securities within such sixty (60) day period (or sold and issued all such New Securities in accordance with the foregoing within one hundred twenty (120) days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided in this Section 7.

7.5     Certain Preemptive Rights Limitations. Except with any required regulatory approvals, no Investor shall be permitted to purchase New Securities pursuant to this Section 7 to the extent such purchase would result in such Investor and any Affiliate of such Investor (considered as if they were a single entity) having more than 9.9% of any class of voting securities of the Company, determined in accordance with the rules and regulations of the Board of Governors of the Federal Reserve System (including the definition of “affiliate” set forth therein); provided, however, that the Company shall be obligated to make available for purchase by such Investor sufficient Class B shares as to enable such Investor to exercise its preemptive rights through the purchase of Class B shares, or shall otherwise make appropriate arrangements to enable such Investor to exercise its preemptive rights hereunder.

SECTION 8

VOTING AND CONVERSION RIGHTS

8.1     Voting Rights. Except as otherwise required by law, Class A Shares shall be entitled to one vote per outstanding share, and Class B Shares shall be entitled to no voting rights, either on a per share or class basis.

8.2     Conversion Rights. Class B Shares will not be convertible into Class A Shares in the hands of the Investor and will only become convertible into Class A Shares when transferred in a permitted transfer (as defined below) to a third party unaffiliated with the Investor; provided, however, that an Investor may convert Class B shares into Class A shares if, but only to the extent, that upon such conversion such Investor would not own more than 9.9% of the then outstanding Class A shares. The Investor may sell or transfer such shares to an Affiliate; however the Class B Shares would remain non-voting in the hands of such Affiliate. Class B Shares would be automatically convertible into Class A Shares upon a permitted transfer defined in the Company’s Articles of Incorporation, such a transfer being a sale or transfer: (i) to the Company; (ii) in a widely dispersed public offering; (iii) in which no transferee (or group of associated transferees) would receive 2% or more of a class of the Company’s voting securities; or (iv) to a person that, prior to the completion of the transfer, owns, controls or holds the power to vote 50% or more of the Class A Shares. Any conversions of the Class B Shares shall be effected in accordance with procedures provided in the Company’s Articles of Incorporation. In the event of any conflict between the provisions of this Section 8.2 and those of the Company’s Articles of Incorporation, the provisions of the Company’s Articles of Incorporation shall be controlling.

SECTION 9

MISCELLANEOUS

9.1     Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Section 7 hereof after the consummation of the Company’s Initial Public Offering.

9.2     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of laws rules thereof.

9.3     Assignment; Successors and Assigns. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other; provided, however, that an Investor may assign its rights (but only together with the associated obligations) hereunder, in whole or in part, to a Permitted Transferee. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the respective successors, permitted assigns, heirs, executors and administrators of the parties hereto.

9.4     Entire Agreement. This Agreement, together with any previously executed Nondisclosure Agreement between an Investor and the Company and the applicable Subscription Agreement between an Investor and the Company, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof, and this Agreement shall supersede and cancel all prior agreements between the parties hereto with regard to the subject matter hereof, and in particular, but without limiting the generality of the foregoing, it shall supersede the entire registration rights, preemptive rights, rights of first refusal or any and all similar rights held by the Investors prior to the execution of this Agreement.

9.5     Notices, etc. Except as otherwise expressly provided herein, all notices and other communications required or permitted hereunder shall be in writing (including, without limitation, facsimile or e-mail communication) or confirmed in writing, and such notices and other communications shall, when mailed, communicated by facsimile transmission or e-mailed, be effective when received at the address for notices to the party to whom such notice or communications is to be given as follows:

    If to an Investor, at the address set forth next to such Investor’s name on Annex A, or at such other address as the Company may be notified in writing from time to time.

    If to the Company, at:

Silvergate Capital Corporation

4275 Executive Square, Suite 800

La Jolla, California 92037

Attention: Alan J. Lane

Facsimile: (858) 362-3300

Email: alane@silvergatebank.com

or at such other address as either party shall have furnished to the other in writing.

9.6     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party hereto upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.7     Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The parties hereto agree to replace any such provision with a valid provision that reflects as closely as possible the intent and spirit of the invalid provision.

9.8     Specific Performance. The parties hereto acknowledge that the obligations undertaken by them hereunder are unique and that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek specific performance of the obligations, covenants and agreements of any other party under this Agreement in accordance with the terms and conditions of this Agreement without being required to post any bond or other security.

9.9     Titles and Subtitles. The titles of the Sections, subsections and paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.10     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SILVERGATE CAPITAL CORPORATION

By:
Dennis S. Frank
Chairman and Chief Executive Officer

INVESTOR

By

Signature Page to Investors Rights Agreement

ANNEX A

INVESTORS

Name	Contact Information

[ ]	[ ]